SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  March 1, 2007

COHERENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-05255	94-1622541
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

5100 Patrick Henry Drive

Santa Clara, CA 95054

(Address of principal executive offices)

(408) 764-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01     Other Events

On March 1, 2007, Coherent, Inc. (the “Company”) received a letter from the trustee for the holders of the Company’s $200 million aggregate outstanding principal amount of 2.75% Convertible Subordinated Notes due 2011 stating that the Company has violated certain indenture provisions as a result of its failure to file its Quarterly Report on Form 10-Q for the fiscal quarter ended December 30, 2006 with the Securities and Exchange Commission.

The indenture for the notes provide that such a default could be cured by making that filing with the Securities and Exchange Commission within 60 days after the receipt by the Company of the notice of default. Such indenture also provide that such a default, if not cured by that date, would give certain holders and the trustee the right to accelerate the maturity of the notes.

As previously disclosed in its current report on Form 8-K filed with the Securities and Exchange Commission on December 20, 2006, the Company received a similar notice from the trustee with respect to its failure to file its Annual Report on Form 10-K for its fiscal year ended September 30, 2006.  The Company did not cure the condition within the 60-day period provided by the notice.  Under the indenture, if such default is not cured or waived within such 60-day period, certain holders and the trustee currently have the right to accelerate the maturity of the notes, although they have no obligation to do so.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COHERENT, INC.

Date: March 7, 2007
	By:	/s/ Bret M. DiMarco
Bret M. DiMarco
Executive Vice President and
General Counsel